Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of December 16, 2002, is between FIDELITY BANCORP, INC., a Delaware corporation (the "Company"), and COMPUTERSHARE INVESTOR SERVICES LLC, a Delaware limited liability company (the "Rights Agent"), and amends the Rights Agreement, dated as February 18, 1997, between the Company and the Rights Agent (the "Rights Agreement").

RECITALS

A. The Board of Directors of the Company (the "Board") anticipates approving an Agreement and Plan of Reorganization (the "Merger Agreement") between the Company and MAF Bancorp, Inc., a Delaware corporation ("Acquiror"), providing for the merger of the Company with and into Acquiror (the "Merger").

B. The Board has determined that the Merger is fair to and in the best interests of the Company and its stockholders.

C.  The willingness of Acquiror to enter into the Merger
Agreement is conditioned on, among other things, the amendment of the Rights Agreement on the terms set forth herein.

D. Section 27 of the Rights Agreement provides that, among other things, as long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

AGREEMENTS

Section 1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

"Acquiror" shall mean MAF Bancorp, Inc., a Delaware corporation.

"Merger" shall mean the merger of the Company with and into Acquiror as contemplated by the Merger Agreement.

"Merger Agreement" shall mean the Agreement and Plan of Reorganization, dated as of December 16, 2002, between Acquiror and the Company, as the same may be amended in accordance with the terms thereof.

Section 2. Section 1(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

"Notwithstanding anything to the contrary contained herein, Acquiror shall not be or become an "Acquiring Person" (and no Stock Acquisition Date shall occur) as a result of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement (or any amendments thereto in accordance with the terms thereof) or (iii) the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger)."

Section 3. Section 3(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

"Notwithstanding anything to the contrary contained herein, no Distribution Date shall occur as a result of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement (or any amendments thereto in accordance with the terms thereof) or (iii) the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger), and no Distribution Date will, in any event, occur prior to the later of the effective time of the Merger or the termination of the Merger Agreement."

Section 4. Section 7(a) of the Rights Agreement is hereby amended by deleting the word "or" immediately prior to the symbol "(iii)" and adding a comma thereafter, and by adding to the end of Section 7(a) the following: "or (iv) immediately prior to the effective time of the Merger."

Section 5. Section 11 of the Rights Agreement is hereby amended by adding to the end thereof the following:

"(p) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11 will not apply to or be triggered by (i) the announcement of the Merger, (ii) the execution of the Merger Agreement (or any amendments thereto in accordance with the terms thereof) or (iii) the consummation of the transactions contemplated by the Merger
Agreement (including, without limitation, the Merger)."

Section 6. Section 13 of the Rights Agreement is hereby amended by adding to the end thereof the following:

"(f) Notwithstanding anything to the contrary contained herein, the provisions of this Section 13 will not apply to or be triggered by the execution of the Merger Agreement (or any amendments thereto in accordance with the terms thereof) or the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, the Merger)."

Section 7. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Amendment.

Section 8. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment No. 1.

Section 9. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

Section 10. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11. The Company and the Rights Agent hereby acknowledge and agree that the Rights Agent (as defined herein) is the "Rights Agent" (as defined in the Agreement) under the Agreement as successor to Harris Trust and Savings Bank.


*     *     *     *     *
IN WITNESS WHEREOF, the parties hereto have caused this Amendment
No. 1 to be duly executed, all as of the day and year first above written.

ATTEST:

By:     /s/ JUDITH LEAF
        Name:   Judith Leaf
        Title:  Secretary



FIDELITY BANCORP, INC.

By:    /s/ RAYMOND S. STOLARCZYK
       Name:  Raymond S. Stolarczyk
       Title: Chairman and Chief Executive Officer


ATTEST:

By:    /s/ SIMONE HARRIS
       Name:   Simone Harris
       Title:  Relationship Manager


COMPUTERSHARE INVESTOR SERVICES LLC

By:   /s/ BLANCHE O. HURT
      Name:  Blanche O. Hurt
      Title:  Secretary and Acting General Counsel